Exhibit 99

Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc. 4 Irving Place New York NY 10003 www.conEdison.com

FOR IMMEDIATE RELEASE	Contact:	Robert McGee
November 4, 2013		212-460-4111

CON EDISON REPORTS 2013 THIRD QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2013 third quarter net income for common stock of $464 million or $1.58 a share compared with $440 million or $1.50 a share in 2012. Earnings from ongoing operations, which exclude the effects of its lease in/lease out (LILO) transactions and the net mark-to-market effects of the competitive energy businesses (CEBs), were $434 million or $1.48 a share in 2013 compared with $423 million or $1.44 a share in 2012.

For the first nine months of 2013, net income for common stock was $828 million or $2.83 a share compared with $931 million or $3.18 a share in the first nine months of 2012. Earnings from ongoing operations, which exclude the effects of its LILO transactions and the net mark-to-market effects of the CEBs, were $911 million or $3.11 a share in 2013 compared with $896 million or $3.06 a share in 2012.

“Since Superstorm Sandy, we continue to invest heavily in fortifying our infrastructure to enhance reliability,” said Kevin Burke, Con Edison’s chairman, president and chief executive officer. “Our energy delivery system performed extremely well this summer, meeting the test of a new peak electricity delivery record of 13,322 megawatts in New York City and Westchester on July 19. We also remain committed to energy efficiency initiatives, as well as an aggressive oil-to-gas conversion program that will lower costs and improve air quality in the region.”

The following table is a reconciliation of Con Edison’s reported earnings per share to earnings per share from ongoing operations and reported net income to earnings from ongoing operations for the three and nine months ended September 30, 2013 and 2012.

	Three Months Ended				Nine Months Ended
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2013	2012	2013	2012	2013	2012	2013	2012
Reported earnings per share and net income for common stock– GAAP basis (basic)	$1.58	$1.50	$464	$440	$2.83	$3.18	$828	$931

Add: LILO transactions (a)	(0.09)	—	(26)	—	0.32	—	95	—

Less: Net mark-to-market effects of the CEBs (b)	0.01	0.06	4	17	0.04	0.12	12	35

Ongoing operations	$1.48	$1.44	$434	$423	$3.11	$3.06	$911	$896

(a)	In January 2013, the United States Court of Appeals for the Federal Circuit reversed an October 2009 trial court ruling and disallowed company-claimed tax deductions relating to a 1997 transaction in which Consolidated Edison Development, Inc. (CED) leased property from the owner and then immediately subleased it back to the owner (a “LILO” transaction). As a result, the company recorded a charge of $150 million (after taxes of $102 million) in the first quarter of 2013 to reflect the interest on the disallowed income tax deductions and the recalculation of the accounting effect of the 1997 and 1999 LILO transactions. In June 2013, the 1999 LILO transaction was terminated, as a result of which the company realized a $29 million gain (after taxes of $22 million), and in August 2013, the 1997 LILO transaction was terminated, as a result of which the company realized a $26 million gain (after taxes of $18 million).
(b)	After taxes of $3 million and $13 million for the three months ended September 30, 2013 and 2012 and $9 million and $27 million for the nine months ended September 30, 2013 and 2012, respectively.

The company expects its earnings from ongoing operations for the year 2013 to be in the range of $3.70 to $3.80 a share. The company’s previous forecast of 2013 earnings was in the range of $3.65 to $3.85 a share. Earnings per share from ongoing operations exclude the effects of the LILO transactions and the net mark-to-market effects of the CEBs.

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CON EDISON REPORTS 2013 THIRD QUARTER EARNINGS	page 2

The results of operations for the three and nine months ended September 30, 2013, as compared with the 2012 periods, reflect changes in the rate plans of Con Edison’s utility subsidiaries, increases in certain operations and maintenance expenses, depreciation and property taxes and, for the nine months ended September 30, 2013, the weather impact on steam revenues. The results of operations include the operating results of the CEBs, including net mark-to-market effects.

Operations and maintenance expenses reflect primarily higher surcharges for assessments and fees that are collected in revenues from customers and higher operating costs attributable to weather-related events, offset in part by healthcare costs in the 2013 periods, as compared to 2012. Depreciation and property taxes were higher in the 2013 periods reflecting the impact from higher utility plant balances.

The following table presents the estimated effects on earnings per share and net income for common stock for the three and nine months ended September 30, 2013, as compared with the 2012 periods, resulting from these and other major factors:

	Three Months Ended Variation 2013 vs. 2012		Nine Months Ended Variation 2013 vs. 2012
	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)
Consolidated Edison Company of New York, Inc. (CECONY) (a)
Rate plans (b)	$(0.02)	$(5)	$0.16	$48
Weather impact on steam revenues	(0.01)	(2)	0.09	27
Operations and maintenance expenses (b)	0.08	24	(0.07)	(23)
Depreciation, property taxes and other tax matters (c)	(0.05)	(16)	(0.18)	(53)
Other	0.04	11	0.03	8

Total CECONY	0.04	12	0.03	7

Orange and Rockland Utilities, Inc. (O&R)	(0.01)	(5)	—	2

CEBs (d)	0.03	9	(0.41)	(120)

Other, including parent company expenses (c)	0.02	8	0.03	8

Total variation	$0.08	$24	$(0.35)	$(103)

(a)	Under the revenue decoupling mechanisms in CECONY’s electric and gas rate plans and the weather-normalization clause applicable to the gas business, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Under CECONY’s rate plans, pension and other postretirement costs and certain other costs are reconciled to amounts reflected in rates for such costs.
(b)	The rate plan variations include a decrease in revenues in the three and nine months ended September 30, 2013, as compared to the 2012 periods when revenues reflected the use of certain regulatory liabilities to offset a temporary surcharge under CECONY’s electric rate plan ($27 million, after-tax, or $0.09 a share). The variations in operations and maintenance expenses include a decrease in pension costs in the three and nine months ended September 30, 2013, as compared to the 2012 periods when certain pension costs that were deferred from earlier periods were recognized under CECONY’s electric rate plan ($20 million, after-tax, or $0.07 a share and $18 million, after-tax, or $0.06 a share, respectively).
(c)	Variations for the three and nine months ended September 30 reflect certain federal income tax benefits and related interest in the 2013 periods for Con Edison (parent company): $7 million or $0.02 a share; CECONY: $9 million or $0.03 a share.
(d)	These variations include, for the three months ended September 30, an after-tax gain of $26 million or $0.09 a share in 2013 relating to the LILO transactions and reflect after-tax net mark-to-market gains of $4 million or $0.01 a share in 2013 and after-tax net mark-to-market gains of $17 million or $0.06 a share in 2012. These variations include, for the nine months ended September 30, an after-tax charge of $95 million or $0.32 a share in 2013 relating to the LILO transactions, a tax benefit of $15 million or $0.05 a share in 2013 resulting from the acceptance by the Internal Revenue Service of the company’s claim for manufacturing tax deductions and reflect after-tax net mark-to-market gains of $12 million or $0.04 a share in 2013 and after-tax net mark-to-market gains of $35 million or $0.12 a share in 2012.

The weighted average number of common shares was 293 million shares for the three and nine months ended September 30, 2013 and 2012, respectively.

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CON EDISON REPORTS 2013 THIRD QUARTER EARNINGS	page 3

The changes in the energy delivered by the company’s utility subsidiaries, both for actual amounts and as adjusted primarily for variations in weather and billing days, for the three and nine months ended September 30, 2013, as compared with the 2012 periods, were as follows (expressed as a percentage of 2012 amounts):

	Third Quarter Variation 2013 vs. 2012		Nine Months Variation 2013 vs. 2012
	Actual	Adjusted	Actual	Adjusted
Con Edison of New York
Electric	(2.5)	(2.2)	(0.9)	(1.5)
Firm – Gas	5.9	6.2	17.8	3.2
Steam	(6.6)	(7.1)	10.0	(4.0)
O&R
Electric	(2.9)	(2.6)	(1.4)	(1.6)
Firm – Gas	13.8	3.1	19.9	0.5

Refer to the company’s Third Quarter Form 10-Q, which is being filed with the Securities and Exchange Commission, for the consolidated balance sheets at September 30, 2013 and December 31, 2012 and the consolidated income statements for the three and nine months ended September 30, 2013 and 2012. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Press Releases”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure is also useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $12 billion in annual revenues and $42 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy services company; and Consolidated Edison Development, Inc., a company that participates in infrastructure projects.

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